Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

     MIAMI, FL, November 4, 2010 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and nine months ended September 30, 2010.
     Third quarter 2010 revenues were $295.1 million, compared to revenues of $236.7 million in the third quarter of 2009. The increase in revenues in 2010 was primarily due to increased unit sales of approximately 25.7% in the 2010 period compared to the 2009 period. The Company recorded operating income of $29.9 million in the 2010 third quarter, compared to operating income of $37.0 million in the third quarter of 2009. Net income for the 2010 third quarter was $10.9 million, or $0.14 per diluted common share, compared to $16.2 million, or $0.21 per diluted common share, in the 2009 third quarter. The results for the three months ended September 30, 2010 included a $3.0 million pre-tax non-recurring settlement charge and $1.7 million of pre-tax gains from changes in fair value of derivatives embedded within convertible debt. Adjusting for these items, third quarter 2010 net income was $11.7 million or $0.15 per diluted share. The results for the three months ended September 30, 2009 included a $6.2 million one-time income tax benefit associated with the recognition of a deferred tax asset and $6.1 million of pre-tax charges from changes in the fair value of derivatives embedded within convertible debt. Adjusting for these items, third quarter 2009 net income was $13.6 million or $0.18 per diluted share.
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     For the nine months ended September 30, 2010, revenues were $785.7 million, compared to $564.7 million for the first nine months of 2009. The increase in revenues in 2010 was primarily due to increased unit sales of approximately 28.0% in the 2010 nine-month period compared to the 2009 period and the increase in federal excise taxes on cigarettes, which became effective on April 1, 2009. The Company recorded operating income of $82.0 million for the 2010 nine-month period, compared to operating income of $107.0 million for the 2009 period. Net income for the 2010 nine-month period was $42.1 million, or $0.55 per diluted common share, compared to $11.4 million, or $0.15 per diluted common share, for the 2009 period. The results for the nine months ended September 30, 2010 included pre-tax charges of $14.4 million related to the resolution of a litigation judgment and another $3.0 million non-recurring settlement charge and $12.7 million of pre-tax gains from changes in fair value of derivatives embedded within convertible debt. Adjusting for these items, operating income for the nine months ended September 30, 2010 was $99.3 million and net income for the nine months ended September 30, 2010 was $44.8 million or $0.59 per diluted share. The results for 2009 nine-month period included a one-time pre-tax gain of $5.0 million related to an exercise of an option from the 1999 brand transaction with Philip Morris, the recognition of the $6.2 million income tax benefit, a pre-tax charge of $18.4 million on extinguishment of debt and $25.8 million of pre-tax charges from changes in fair value of derivatives embedded within convertible debt, pre-tax impairment charges of $8.5 million on real estate investments and $1.0 million of restructuring charges. Adjusting for these items, operating income for the nine months ended September 30, 2009 was $103.0 million and net income for the first nine months of 2009 was $34.2 million, or $0.45 per diluted common share.
     For the three and nine months ended September 30, 2010, the Company’s tobacco business had revenues of $295.1 million and $785.7 million, respectively, compared to $236.7 million and $564.7 million for the three and nine months ended September 30, 2009, respectively. Operating income was $35.5 million for the third quarter of 2010 and $96.5 million for the first nine months of 2010, compared to $41.6 million and $119.2 million for the three and nine months ended September 30, 2009, respectively. Adjusting for the litigation judgment and settlement charges, operating income for the three and nine months ended September 30, 2010 was $38.5 million and $113.9 million, respectively. Adjusting for the one-time gain on the brand transaction and the restructuring expenses, operating income for the three and nine months ended September 30, 2009 was $41.6 million and $115.2 million. As a result of the suspension of the marketing of low nicotine and nicotine-free cigarette products as well as a significant reduction in Vector Tobacco’s research-related activities, the Liggett and Vector Tobacco businesses have been combined into a single segment and 2009 information has been recast to conform to the 2010 presentation.

Conference Call to Discuss Third Quarter 2010 Results
     As previously announced, the Company will host a conference call and webcast on Friday, November 5, 2010 at 11:00 A.M. (ET) to discuss third quarter 2010 results. Investors can access the call by dialing 800-859-8150 and entering 33783368 as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com. Webcast participants should allot extra time before the webcast begins to register.
     A replay of the call will be available shortly after the call ends on November 5, 2010 through November 19, 2010. To access the replay, dial 877-656-8905 and enter 33783368 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues*	$295,124	$236,736	$785,671	$564,746

Expenses:
Cost of goods sold*	239,160	177,798	620,065	398,088
Operating, selling, administrative and general expenses	26,088	21,966	69,274	63,679
Litigation judgment expense	—	—	14,361	—
Gain on brand transaction	—	—	—	(5,000)
Restructuring charges	—	—	—	1,000

Operating income	29,876	36,972	81,971	106,979

Other income (expenses):
Interest expense	(21,511)	(16,808)	(61,086)	(49,968)
Loss on extinguishment of debt	—	—	—	(18,444)
Change in fair value of derivatives embedded within convertible debt	1,660	(6,054)	12,735	(25,845)
Impairment charges on investments	—	—	—	(8,500)
Equity income from non-consolidated real estate businesses	7,060	4,712	18,838	5,528
Gain on sale of investment securities available for sale	708	—	11,819	—
Other, net	(257)	51	2,721	277

Income before provision for income taxes	17,536	18,873	66,998	10,027
Income tax expense (benefit)	6,629	2,654	24,930	(1,346)

Net income	$10,907	$16,219	$42,068	$11,373

Per basic common share:

Net income applicable to common shares	$0.14	$0.21	$0.55	$0.15

Per diluted common share:

Net income applicable to common shares	$0.14	$0.21	$0.55	$0.15

Cash distributions and dividends declared per share	$0.38	$0.36	$1.14	$1.09

*	Revenues and Cost of goods sold include excise taxes of $150,413, $119,643, $396,823 and $256,813, respectively.